UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant
Filed by a party other than the Registrant
Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14A-12

ONTRAK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ONTRAK, INC.

2200 Paseo Verde Parkway, Suite 280 Henderson, NV 89052 (310) 444-4300
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 28, 2023
Dear Stockholders of Ontrak, Inc.:
You are invited to participate in the 2023 annual meeting of stockholders of Ontrak, Inc., a Delaware corporation, to be held on Thursday, September 28, 2023 at 10:00 a.m. Pacific Time. The annual meeting will be a completely virtual meeting conducted via live audio webcast. We believe this technology provides expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting enables increased stockholder attendance and participation from any location around the world. The accompanying proxy statement includes instruction on how to attend the annual meeting via the live audio webcast. Stockholders will NOT be able to attend the annual meeting in-person.
At the annual meeting, holders of our common stock will consider and vote upon the following items:
1.To elect three directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;
2.To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
3.To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.
In addition, Walter Schenker, a holder of our 9.50% Series A Cumulative Perpetual Preferred Stock, notified us that he intends to nominate himself and Howard Winston for election to the two positions on our board of directors anticipated to be created on August 31, 2023 for the benefit of the holders of our 9.50% Series A Cumulative Perpetual Preferred Stock. Holders of our 9.50% Series A Cumulative Perpetual Preferred Stock may receive a proxy statement, proxy card and other solicitation materials from Mr. Schenker. Subject to compliance with the applicable requirements of our amended and restated bylaws and with securities laws, at the annual meeting, the holders of our 9.50% Series A Cumulative Perpetual Preferred Stock will vote, separately as a single class, to elect two directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, unless their terms of office terminate sooner in accordance with the certificate of designations of rights and preferences of our 9.50% Series A Cumulative Perpetual Preferred Stock. Ontrak will not be responsible for the accuracy of any information provided by, or relating to, Mr. Schenker or his nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Mr. Schenker or any other statements that Mr. Schenker may otherwise make.
These items of business are more fully described in the accompanying proxy statement.
Our board of directors fixed the close of business on August 23, 2023 as the record date for the annual meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the annual meeting.

Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy or vote your shares over the Internet or via a toll-free telephone number as promptly as possible in order to ensure your representation at the meeting. If you have requested physical materials to be mailed to you, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience to use if you choose to submit your proxy by mail.

By order of the Board of Directors,
/s/ Michael Sherman
Henderson, Nevada	Michael Sherman
August 30, 2023	Chairman of the Board of Directors

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
Ontrak, Inc., a Delaware corporation (“we,” “our,” “us,” the “Company,” the “Corporation” or “Ontrak”), prepared these materials for use at its 2023 annual meeting of stockholders and any adjournment or postponement thereof (the “Annual Meeting”).
The Annual Meeting will be a completely virtual meeting conducted via live audio webcast. We believe this technology provides expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting enables increased stockholder attendance and participation from any location around the world.
Our proxy materials will be first sent or made available to stockholders on or about August 30, 2023. We are soliciting proxies pursuant to this proxy statement for use at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”) are available for viewing, printing and downloading at https://ontrakhealth.com/investors/financial-information/ and on our website at www.ontrakhealth.com. Certain documents referenced in the proxy statement are available on our website. However, we are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.
QUESTIONS AND ANSWERS ABOUT ANNUAL MEETING
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at the Annual Meeting and at any adjournment or postponement thereof.
What will be voted on at the Annual Meeting?
Holders of our common stock will consider and vote upon the following items:
1.To elect three directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;
2.To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (the “Auditor Ratification Proposal”); and
3.To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
In addition, Walter Schenker, a holder of our 9.50% Series A Cumulative Perpetual Preferred Stock (“preferred stock”), notified us that he intends to nominate himself and Howard Winston for election to the two positions on our board of directors anticipated to be created on August 31, 2023 for the benefit of the holders of our preferred stock. Holders of our preferred stock may receive a proxy statement, proxy card and other solicitation materials from Mr. Schenker. Subject to compliance with the applicable requirements of our amended and restated bylaws and with securities laws, at the annual meeting, the holders of our preferred stock will vote, separately as a single class, to elect two directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, unless their terms of office terminate sooner in accordance with the certificate of designations of rights and preferences of our preferred stock. We will not be responsible for the accuracy of any information provided by, or relating to, Mr. Schenker or his nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Mr. Schenker or any other statements that Mr. Schenker may otherwise make.

What happens if Mr. Schenker withdraws or abandons his solicitation or fails to comply with the applicable requirements of the Company’s amended and restated bylaws and with securities laws?
If Mr. Schenker withdraws or abandons his solicitation or fails to comply with the applicable requirements of our amended and restated bylaws and with securities laws, the holders of our preferred stock will not vote on the election of directors because there are no other nominees for election. Pursuant to our amended and restated bylaws, written notice by stockholders of qualifying nominations for election to our board of directors must have been received by our Corporate Secretary by the close of business on August 24, 2022. We did not receive any such nominations other than the nominations from Mr. Schenker, and no other nominations for election to our board of directors may be made by stockholders at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
The record date for the Annual Meeting is August 23, 2023. Only stockholders of record at the close of business on the record date are entitled to vote at the Annual Meeting. On the record date, there were 4,915,865 shares of our common stock outstanding and entitled to vote, and 3,770,265 shares of our preferred stock outstanding and entitled to vote.
Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting on which the holders of common stock are entitled to vote. Each share of preferred stock is entitled to one vote on the election of directors to be elected by the holders of the preferred stock. The holders of the preferred stock are not entitled to vote on any other matter brought before the Annual Meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If, as of the record date, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), then you are considered a “stockholder of record.”
If, as of the record date, your shares were held in a stock brokerage account or by a bank or other similar organization, then you are considered the “beneficial owner” of those shares, and the organization holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct the organization holding your shares how to vote the shares you beneficially own. These proxy materials have been forwarded to you by the organization holding your shares.
How may I attend the Annual Meeting?
To attend the Annual Meeting, go to https://web.lumiagm.com/250638678. Online check-in will begin at 9:30 a.m. Pacific Time on September 28, 2023. We recommend logging-on at that time to allow ample time for the check-in procedures.  Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone or similar companies.
If you are a stockholder of record, you should click on “I have a login,” enter the control number found on your proxy card you received, and enter the password “ontrak2023” (the password is case sensitive).
If you are a beneficial owner, in order to attend the Annual Meeting you must obtain a legal proxy from the broker, bank or other organization holding the shares you beneficially own and register to attend the Annual Meeting. For additional information regarding this process, see “How do I vote at the Annual Meeting,” below.
How do I vote at the Annual Meeting?
You are invited to attend the Annual Meeting online to vote on the proposals described in this proxy statement during the meeting, however, you may vote your shares by simply following the instructions below to vote via the Internet, by telephone or by mail. Even if you intend to attend the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described below to ensure that your vote will be represented at the Annual Meeting.
Stockholders of record; Shares registered directly in your name.
If you are a stockholder of record, you may vote the shares registered directly in your name as follows:
•During the Annual Meeting: To vote during the Annual Meeting, follow the instructions above under “How do I participate in the Annual Meeting?” click on “I have a login,” enter the control number found on your proxy card you received, and enter the password “ontrak2023” (the password is case sensitive).

•By Phone: To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.
•By Internet: To vote via the Internet, please go to www.voteproxy.com and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.
•By Mail: To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you do not have the prepaid envelope, please mail your completed proxy card to Equiniti Trust Company, LLC, Attn: Proxy Dept., 6201 15th Avenue, Brooklyn, NY 11219.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on September 27, 2023. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that we receive your proxy card before the date of the Annual Meeting or attend the Annual Meeting to vote your shares online.
Beneficial owner; Shares held in account at brokerage, bank or other organization.
If you are the beneficial owner of shares registered in the name of a broker, bank or other organization, those shares are considered as held in “street name.” The organization holding those shares is considered to be the stockholder of record for purposes of the Annual Meeting. As a beneficial owner, you have the right to direct the organization holding those shares regarding how to vote such shares. You should have received a notice containing voting instructions from the organization that holds those shares. Follow the instructions provided by that organization to ensure that your vote is counted.
If you wish to attend the Annual Meeting and/or vote online during the Annual Meeting, you must obtain a legal proxy from the organization that holds the shares you beneficially own. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. The legal proxy must reflect the number of shares of stock you beneficially owned as of the record date, your name and email address. After obtaining a valid legal proxy, you then must submit a request for registration to Equiniti Trust Company, LLC: (1) by email to proxy@equiniti.com; (2) by facsimile to 718-765-8730 or (3) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by Equiniti Trust Company, LLC no later than 5:00 p.m. Eastern Time on September 21, 2023. You will receive a confirmation of your registration by email after your registration materials are received.
What can I do if I change my mind after I vote?
If you are a stockholder of record, you can revoke your proxy and/or change your vote at any time before voting begins at the Annual Meeting by:
•giving written notice that you are revoking your proxy to our Corporate Secretary, Ontrak, Inc., 2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052;
•delivering a properly completed proxy card with a later date, or voting by telephone or on the Internet at a later date (your shares will be voted as directed in the last instructions properly received from you prior to the Annual Meeting); or
•attending and voting online at the Annual Meeting (note, simply attending the Annual Meeting will not, by itself, revoke your proxy or change any votes previously cast).
Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by our Corporate Secretary prior to the Annual Meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern Time on September 27, 2023.
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other organization that is the holder of record of the shares you beneficially own and following their instructions.
What if I return a proxy card but do not make specific choices?
If you return your signed proxy card and indicate your voting preferences in your proxy card, the persons named in the proxy card will vote the shares you are entitled to vote in accordance with the preferences indicated.

If you return your signed proxy card and do not indicate your voting preferences in your proxy card, the persons named in the proxy card will vote the shares you are entitled to vote FOR each of the director nominees for whom you are entitled to vote and FOR the Auditor Ratification Proposal.
If any other matter is properly presented at the Annual Meeting, the individuals named on the proxy card will vote your shares using their best judgment.
What shares are included on the proxy card?
If you are a stockholder of record, you will receive only one proxy card for all the shares of our common stock you hold of record. If you are a beneficial owner, you will receive voting instructions from your broker, bank or other organization that is the holder of record of the shares you beneficially own.
As mentioned above, Mr. Schenker notified us of his its intention to nominate two directors for election to the two positions on our board of directors anticipated to be created on August 31, 2023 for the benefit of the holders of our preferred stock. If Mr. Schenker proceeds with his nominations, you may receive proxy solicitation materials, including a proxy card, from Mr. Schenker.
Is there a list of stockholders entitled to vote at the Annual Meeting?
The names of stockholders of record entitled to vote at the Annual Meeting will be available 10 days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. Requests to view the list should be directed to our Corporate Secretary at Ontrak Inc., Attn: Corporate Secretary, 2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting.
What is a broker non-vote?
If you are a beneficial owner of shares, the bank, broker or other organization that holds your shares has the authority to vote your shares only on certain of the proposals that will be voted on at the Annual Meeting without receiving voting instructions from you. Accordingly, if you do not provide voting instructions to the organization that holds your shares, your shares will not be voted on any proposal on which the organization does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the bank, broker or other organization that holds your shares can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote your shares on any proposal on which it does not have discretionary authority to vote.
If you are a beneficial owner of our shares, the bank, broker or other organization that holds your shares has discretionary voting authority to vote your shares on the Auditor Ratification Proposal without receiving voting instructions from you. The bank, broker or other organization does not have discretionary authority to vote on any other proposal described in this proxy statement. Accordingly, it is important that beneficial owners instruct their brokers how they wish to vote their shares.
What is the quorum requirement for the Annual Meeting?
As to the matters on which the holders of our common stock are entitled to vote, a quorum will be present if the holders of majority of the outstanding shares of our common stock on the record date are represented by proxy or by stockholders present at the Annual Meeting.
As to the matter on which the holders of our preferred stock are entitled to vote, a quorum will be present if the holders of majority of the outstanding shares of our preferred stock on the record date are represented by proxy or by stockholders present at the Annual Meeting.
Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.
If a quorum is not present with respect to any or all of the proposals, we may propose to adjourn the Annual Meeting to solicit additional proxies and reconvene the Annual Meeting at a later date.

How many votes are required to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Election of directors to be elected by the holders of our common stock	Plurality of votes cast by the holders of our common stock	No
Election of directors to be elected by the holders of our preferred stock	Plurality of votes cast by the holders of our preferred stock	No
Auditor Ratification Proposal	Majority of shares of our common stock present and entitled to vote	Yes

Election of Directors
Directors will be elected by plurality of the votes of the shares of the class or series of shares that has the power under our certificate of incorporation or under applicable law to elect such directors. This means that, with respect to the director nominees to be elected by the holders of our common stock, if a quorum of the holders of our common stock is present or represented by proxy at the Annual Meeting, the three nominees who receive the most “FOR” votes will be elected, and with respect to the director nominees to be elected by the holders of our preferred stock, if a quorum of the holders of our preferred stock is present or represented by proxy at the Annual Meeting, the two nominees who receive the most “FOR” votes will be elected. The holders of our common stock and preferred stock may vote “FOR” or “WITHHOLD” authority to vote for any or all of the director nominees to be elected by the holders of such class of stock. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of directors. If a nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by our nominations and governance committee in any future decision on director nominations.
Other Proposals
With respect to the Auditor Ratification Proposal, if a quorum of the holders of our common stock is present or represented by proxy at the Annual Meeting, such proposal will be approved by our stockholders if the holders of a majority of the shares of our common stock present or represented by proxy at the meeting and entitled to vote on the proposal vote “FOR” the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. Abstentions will have the same effect as “AGAINST” votes and broker non-votes will have no effect on the outcome of this proposal. However, the Auditor Ratification Proposal is a routine matter and brokers and other nominees may generally vote in their discretion on routine matters, and therefore broker non-votes are not expected on this proposal.
Do I have cumulative voting rights?
Our stockholders do not have cumulative voting rights on any of the proposals to be presented at the meeting.
Am I entitled to dissenter rights or appraisal rights?
Our stockholders are not entitled to dissenters’ rights or appraisal rights under the Delaware General Corporation Law on any of the proposals to be presented at the meeting.
Could other matters be considered at the Annual Meeting?
As of the date of this proxy statement, we do not know of any matters to be considered at the Annual Meeting other than the items described in this proxy statement. If any other business is properly presented at the Annual Meeting, your proxy card grants authority to the proxy holders to vote on such matters in their discretion.
Can I access the notice of annual meeting and proxy statement and the 2022 Annual Report via the Internet?
Yes, the notice of annual meeting, this proxy statement and the 2022 Annual Report are available on our website at www.ontrakhealth.com. Instead of receiving future proxy statements and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business, and also gives you an electronic link to the proxy voting site.
Stockholders of Record: You may enroll in the electronic proxy delivery service at any time by accessing your stockholder account at www.equiniti.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies pursuant to this proxy statement. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission or by other means of communication. None of our directors, officers or employees will be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission.
Who can help answer any other questions I might have?
If you have any questions concerning the Annual Meeting (including accessing the meeting by virtual means), would like additional copies of the proxy statement or need help voting your shares, please contact our transfer agent: Equiniti Trust Company, LLC.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Generally
Our board of directors currently consists of three members. There are three nominees for director to be elected by the holders of our common stock, and two nominees for director to be elected by the holders of our preferred stock.
The three nominees to be elected by the holders of our common stock are Richard A. Berman, Michael Sherman and James M. Messina, each of whom currently serves on our board of directors. Messrs. Berman and Sherman were most recently elected to our board of directors at our 2022 annual meeting of stockholders. Mr. Messina was appointed to our board of directors by our board of directors effective as of immediately after our 2022 annual meeting of stockholders. Mr. Messina was recommended for appointment to our board of directors by an individual who previously served on our board of directors.
Under the terms of the certificate of designation for our preferred stock, if dividends on our preferred stock have not been paid in an aggregate amount equal to the equivalent of at least six or more quarterly dividends (whether consecutive or not), the number of directors constituting our board of directors will be increased by two, and the holders of our preferred stock, will have the right, voting separately as a single class, to fill such newly created directorships (and to fill any vacancies in the terms of such directorships). Dividends on our preferred stock are payable every February 28, May 30, August 31, and November 30. We did not pay the dividends on our preferred stock payable in each of May 2022, August 2022, November 2022, February 2023 and May 2023, and we do not expect to pay the dividends payable on our preferred stock due on August 31, 2023. Accordingly, if we do not pay all such dividends, the holders of our preferred stock will have the right to elect two directors to our board of directors at the Annual Meeting. Walter Schenker, a holder of our preferred stock, notified us that he intends to nominate himself and Howard Winston for election to the two positions on our board of directors anticipated to be created on August 31, 2023 for the benefit of the holders of our preferred stock. Subject to compliance with the applicable requirements of our amended and restated bylaws and with securities laws, if Mr. Schenker proceeds with his nominations, the holders of our preferred stock will vote, separately as a single class, to elect two directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, unless their terms of office terminate sooner in accordance with the certificate of designations of rights and preferences of our preferred stock.
Each of the director nominees to be elected by the holders of our common stock have consented to serve on our board of directors if elected. If elected, each director will hold office until the next annual meeting of stockholders and until his or her respective successor is elected and qualified, unless, with respect to the directors to be elected by the holders of our preferred stock, their terms of office terminate sooner in accordance with the certificate of designations of rights and preferences of our preferred stock. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), proxies may be voted for such substitute nominees as we may designate.
Nominees to be Elected by the Holders of Our Common Stock
Set forth below is biographical and other information about the director nominees to be elected by the holders of our common stock. Following each nominee’s biographical information, we have provided information concerning the experience, qualifications, attributes or skills that led the nominations and governance committee of our board of directors and our board of directors to determine that such person should serve on our board of directors, in light of our business and structure.

Name	Age	Position	Director Since
Richard A. Berman	78	Director, Chairman of the Audit Committee, Member of the Nominations and Governance Committee, and Member of the Compensation Committee	2014
Michael Sherman	64	Director, Chairman of the Board, Chairman of the Compensation Committee, Member of the Nominations and Governance Committee, and Member of the Audit Committee	2017
James M. Messina	64	Director, Chairman of the Nominations and Governance Committee, Member of the Compensation Committee, and Member of the Audit Committee	2022

Richard A. Berman is the Associate Vice President of Strategic initiatives for the University of South Florida Research and Innovation. He is a visiting professor of social entrepreneurship in the Muma College of Business, and a professor in the institute of innovation and advanced discovery at USF. As a recognized global leader, Mr. Berman has held positions in health care, education, politics and management. He has worked with several foreign governments, the United Nations, the U.S. Department of Health and Welfare, the FDA, and as a cabinet level official for the state of New York. He has also worked with McKinsey & Co, NYU Medical Center, Westchester Medical, Korn-Ferry International, Howe-Lewis International and numerous startup companies. In 1995, Mr. Berman was selected by Manhattanville College to serve as its tenth President. Mr. Berman is credited with the turnaround of the College, where he served until 2009. Mr. Berman serves on the board of several organizations including EmblemHealth and as an elected member of the National Academy of Medicine of the National Academy of Sciences (Formerly known as the Institute of Medicine). Mr. Berman received his BBA, MBA, and MPH from the University of Michigan and holds honorary doctorates from Manhattanville College and New York Medical College.
We believe Mr. Berman’s qualifications to serve on our board of directors include his extensive experience as an executive in several healthcare firms. In addition, as a board member of a health plan we believe he has an understanding of our customer base and current developments and strategies in the health insurance industry.
Michael Sherman has worked in finance for over 30 years, having last served as a Managing Director in Investment Banking, at Barclays Plc. Prior to Barclays, Mr. Sherman was at Lehman Brothers, Inc. and Salomon Brothers Inc. Mr. Sherman specialized in equity capital markets and covered healthcare companies, in addition to companies in other sectors. Mr. Sherman also is currently a member of the board of directors of BioVie, Inc., a specialty pharmaceutical company. Mr. Sherman began his career as a lawyer at Cleary, Gottlieb, Steen & Hamilton in New York City and Hong Kong.
We believe Mr. Sherman’s qualifications to serve on our board of directors include his experience in the banking and securities industry, and his experience in the healthcare industry.
James M. Messina is a Co-Founder and General Partner of Seattle Hill Ventures and x4 Capital Partners, which invest in, and support, startup ventures by providing business development, marketing, operating and technology support. Previously, Mr. Messina was the Executive Vice President and Chief Operating Officer for Premera Blue Cross (“Premera”). He was responsible for effectively servicing the needs of Premera’s customers with oversight of all operational functions, from customer service to claims processing. Mr. Messina also led Sales and Marketing, responsible for growth and earnings across all markets and business lines throughout the Premera family of companies. Prior to joining Premera, Mr. Messina served as President and Chief Executive Officer of CareSite Pharmacies. He previously served as Chief Executive Officer and President of HealthMarket, a consumer-driven insurance company. Mr. Messina also served in senior level roles at CIGNA and UnitedHealth Group.
We believe Mr. Messina’s qualifications to serve on our board of directors include his role as an investor in startup ventures and his extensive experience as an executive in healthcare firms.
Recommendation of our Board of Directors
Our board of directors unanimously recommends that you vote “FOR” Richard A. Berman, Michael Sherman and James M. Messina, the persons nominated by our board of directors to be elected by the holders of our common stock.

CORPORATE GOVERNANCE
Role and Composition of our Board of Directors
Our board of directors, which is elected by our stockholders, is the ultimate decision-making body of the Company, except with respect to those matters reserved to our stockholders. Our board of directors selects our chief executive officer, or person or persons performing similar functions, and other members of our senior management team, and provides an oversight function for the chief executive officer’s execution of overall business strategy and objectives. Our board of directors acts as an advisor and counselor to senior management and validates business strategy and direction. The primary function of our board of directors is to monitor the performance of senior management and facilitate growth and success by providing mentoring and actionable business advice honed by substantial substantive knowledge of our business and history tempered with significant outside business experience.
Our amended and restated bylaws state that the number of directors shall be determined from time to time by our board of directors. Our directors are elected at the annual meeting of stockholders. In all elections of directors, every stockholder has the right to vote the number of shares owned by such stockholder for each director to be elected by the class of shares owned by such stockholder. A director or our entire board of directors, may be removed, with or without cause, by the holders of a majority of the shares of the class entitled to vote for the election of such director(s).
With respect to the directors to be elected by the holders of our common stock, any vacancy may be filled by a majority vote of our board of directors or by an election either at an annual meeting or at a special meeting of the stockholders called for that purpose. Any directors elected by the stockholders to fill a vacancy will hold office for the balance of the term for which he or she was elected. A director appointed by our board of directors to fill a vacancy will serve until the next meeting of stockholders.
With respect to the directors to be elected by the holders of our preferred stock, any vacancy (other than prior to the initial election of such directors) may be filled by the written consent of the director elected by the holders of our common stock remaining in office, or if none remains in office, by the vote of the holders of our preferred stock to serve until the next annual meeting of stockholders.
Director Independence
Our common stock and preferred stock are listed on the Nasdaq Capital Market. After review of all relevant transactions and relationships between each of our current directors and each of the director nominees to be elected by the holders of our preferred stock, or any of their respective family members, and the Company, its senior management and its independent auditors, our board of directors determined that each of our current directors is independent under Nasdaq listing standards. In making this determination, our board of directors considered that there were no transactions or relationships between any of such individuals, on the one hand, and the Company, its senior management or its independent auditors, on other hand.
Our board of directors also determined that each director serving on the audit, compensation, and nominations and governance committees of our board of directors is “independent” within the meaning of the applicable Nasdaq listing standards for service on such committees.
2022 Meetings and Attendance
During 2022, our board of directors held 10 meetings. Each incumbent director attended at least 75% or more of the aggregate total number of meetings of our board of directors and committees of our board of directors on which they served.
We have no formal policy regarding director attendance at stockholder meetings, though we encourage the members of our board of directors to attend our annual meeting of stockholders whenever possible. None of our incumbent directors were able to attend our 2022 annual meeting of stockholders.

Committees of our Board of Directors
Audit Committee
Our audit committee currently consists of three directors, Messrs. Berman, Sherman and Messina, with Mr. Berman serving as the chairman of the audit committee. The audit committee held four meetings during 2022. Our board of directors has determined that each of the members of the audit committee are independent as defined by the Nasdaq rules, meet the applicable requirements for audit committee members, including Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and that Mr. Berman qualifies as an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K. The duties and responsibilities of the audit committee include (i) selecting, evaluating and, if appropriate, replacing our independent registered accounting firm, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies, any significant deficiencies in the design or operation of internal controls or material weakness therein and any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation and (iv) overseeing related auditing matters.
A copy of the audit committee’s written charter is publicly available through the “Investors-Governance” section of our website at www.ontrakhealth.com.
Nominations and Governance Committee
Our nominations and governance committee currently consists of three members, Messrs. Messina, Sherman and Berman, with Mr. Messina serving as the chairman of the committee. The nominations and governance committee held five meetings during 2022. Our board of directors has determined that each of the members of the committee are independent as defined by the Nasdaq rules. The committee nominates new directors and periodically oversees corporate governance matters.
The charter of the nominations and governance committee provides that the committee will consider board candidates recommended for consideration by our stockholders, provided the stockholders provide information regarding candidates as required by the charter, our amended and restated bylaws or reasonably requested by us within the timeframe proscribed in our amended and restated bylaws, Rule 14a-8 of Regulation 14A under the Exchange Act, and other applicable rules and regulations. Other than the charter and our amended and restated bylaws, the nominations and governance committee has no formal policy regarding the consideration of nominees for election as directors that may be recommended by our stockholders. Stockholders are advised to review our amended and restated bylaws, which contain additional requirements relating to stockholder proposals and director nominations, including who may submit them and what information must be included. Director nominee materials are required to be sent to Ontrak, Inc., Attn: Corporate Secretary, 2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052.
There are no specific minimum qualifications required to be met by a director nominee recommended for a position on our board of directors, nor are there any specific qualities or skills that are necessary for one or more of our directors to possess, other than as are necessary to meet any requirements under the rules and regulations applicable to us.
Although our board of directors does not maintain a specific policy with respect to board diversity, our nominations and governance committee believes that the members of our board of directors and the candidates that it nominates to serve on our board of directors constitute a diverse group and offer a broad range of perspectives, backgrounds and experiences to serve the interest of our stockholders.

The nominations and governance committee considers director candidates that are suggested by members of our board of directors, as well as management and stockholders. The committee may also retain a third-party executive search firm to identify candidates. The process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves reviewing potentially eligible candidates, conducting background and reference checks, interviews with the candidate and others (as schedules permit), a meeting to consider and approve the candidate and, as appropriate, preparing and presenting to the full board of directors an analysis with respect to particular recommended candidates. The nominations and governance committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.
A copy of the nominations and governance committee’s written charter is publicly available through the “Investors-Governance” section of our website at www.ontrakhealth.com.
Compensation Committee
The compensation committee currently consists of three directors Messrs. Sherman, Berman and Messina, who are all independent under applicable Nasdaq rules. Mr. Sherman serves as the chairman of the compensation committee. During 2022, the compensation committee held nine meetings. Each year, the compensation committee reviews and recommends to our board of directors for approval the total compensation paid to our executive officers. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our board of directors’ duties and to fairly compensate directors for their service. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the compensation committee considers: (1) the time and effort involved in preparing for board of directors, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within the Company; and (3) the risks associated with fulfilling their fiduciary duties.
A copy of our compensation committee’s written charter is publicly available through the “Investors-Governance” section of our website at www.ontrakhealth.com. The charter describes in more detail the nature and scope of responsibilities of the compensation committee.

Board Diversity
Although we do not presently have a formal board diversity policy, we believe in diversity and value the benefits that diversity can bring to our board of directors. Diversity promotes the inclusion of different perspectives and ideas, mitigates against group think and ensures that the Company has the opportunity to benefit from all available talent. The promotion of a diverse board of directors makes prudent business sense and makes for better corporate governance.
We seek to maintain a board of directors comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and backgrounds. The skills and backgrounds collectively represented on our board of directors should reflect the diverse nature of the business environment in which we operate. For purposes of board of directors composition, diversity includes, but is not limited to, business experience, geography, age, gender and ethnicity. In particular, our board of directors should include an appropriate number of female directors.
We are committed to a merit-based system for board of directors composition within a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias and discrimination. When assessing the composition of our board of directors and identifying suitable candidates for appointment or re-election to our board of directors, we will consider candidates on merit against objective criteria having due regard to the benefits of diversity and the needs of our board of directors. As we pursue future director recruitment efforts, our nominations and governance committee will continue to seek candidates who can contribute to the diversity of views and perspectives of our board of directors. This includes seeking out individuals of diverse ethnicities, a balance in terms of gender, and individuals with diverse perspectives informed by other personal and professional experiences.

Board Diversity Matrix
Pursuant Nasdaq Listing Rule 5606(f), set forth below is certain information on each director’s voluntary self-identified characteristics as of August 25, 2023.

Total Number of Directors	3

	Female	Male	Non-Binary	Did Not Disclose
Part I: Gender Identity
Directors	0	2	0	1

Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	2	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	1

Code of Ethics
Our board of directors has adopted a code of ethics applicable to our chief executive officer, chief financial officer and persons performing similar functions. Our code of ethics is available through the “Investors-Governance” section of our website at www.ontrakhealth.com. We intend to disclose any changes in our code of ethics or waivers from it that apply to our principal executive officer, principal financial officer, or principal accounting officer by posting such information on our website or by filing with the SEC a Current Report on Form 8-K, in each case in accordance with applicable SEC or Nasdaq rules.
Leadership Structure and Risk Oversight
Our board of directors does not have a policy as to whether the roles of chairman of our board of directors and chief executive officer should be separate or combined. Periodically, our board of directors assesses these roles and the board leadership structure to ensure the interests of Ontrak and its stockholders are best served. Currently, the chairman position is held by Michael Sherman and our Interim Chief Executive Officer is Brandon LaVerne. Our board of directors has determined that its current structure, with separate chairman and chief executive officer roles is in the best interests of Ontrak and its stockholders at this time.
Our board of directors relies on Ontrak’s management to take primary responsibility for identifying material risks the company faces and communicating them to the board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the board of directors, and integrating risk management into the company’s decision-making processes. Our board of directors regularly reviews information regarding our credit, liquidity and operational risks as well as strategies for addressing and managing such risks.

Communications with Independent Directors
Any stockholder who has an interest in communicating with the chairman of our board of directors or any of our other directors regarding any matter may do so by directing communication to the chairman of our board of directors addressed to Chairman of the Board, c/o Corporate Secretary, Ontrak, Inc., 2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052. The communication will be delivered to the directors as appropriate. For matters related to nominations or corporate governance, a communication should specify that it is directed to the nominations and governance committee. For matters related to finance or auditing, a communication should specify that it is directed to the audit committee. For matters related to compensation, a communication should specify that it is directed to the compensation committee. Messages for any director or the board of directors as a whole may be delivered through the chairman as well.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our outstanding common stock, to file with the SEC, initial reports of ownership and reports of changes in ownership of our equity securities. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us regarding the filing of required reports, we believe that all Section 16(a) reports required to be filed by our directors, executive officers and greater-than-ten-percent beneficial owners with respect to fiscal 2022 were timely filed, except that a statement of change in beneficial ownership was filed late for Dr. Feld.
Anti-Hedging Policy
We have adopted an insider trading policy that includes a provision restricting trading of any interest or provision relating to the future price of our securities. The insider trading policy specifically prohibits: (i) transactions in puts, calls or other derivative securities; (ii) short sales; (iii) certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts; and (iv) margin accounts or pledges, except in limited circumstances. The insider trading policy applies to each of our directors, officers, and to employees, consultants or contractors in roles who may have received material nonpublic information, including members of their immediate families, members of their households, and entities or persons controlled by them.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee nor any of our named executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.
No member of our compensation committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

EXECUTIVE OFFICERS
The following table lists our executive officers as of August 25, 2023 and their respective ages and positions.

Name	Age	Position
Brandon H. LaVerne	52	Interim Chief Executive Officer and Chief Operating Officer
Mary Louise Osborne	62	President and Chief Commercial Officer
James J. Park	46	Chief Financial Officer and Chief Accounting Officer
Arik Hill	53	Chief Information Officer
Judith Feld	69	Chief Medical Officer
Brandon H. LaVerne has served as the Company’s Interim Chief Executive Officer since March 2023 and Chief Operating Officer since June 2022. Mr. LaVerne previously served as the Company’s Co-President from June 2022 to March 2023 and as the Company’s Chief Financial Officer from March 2020 to June 2022. Prior to joining the Company, Mr. LaVerne worked at PCM, Inc. from October 1998 until its sale in August 2019, and most recently served as its Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary. Prior to joining PCM, Inc. Mr. LaVerne worked as the Corporate Accounting Supervisor for Computer Sciences Corporation from September 1996 to October 1998. He started his career with Deloitte & Touche LLP in September 1993. Mr. LaVerne received his Bachelor of Science in Accounting from University of Southern California and is a Certified Public Accountant (Inactive).
Mary Louise Osborne has served as the Company’s President since March 2023 and Chief Commercial Officer since June 2022. Ms. Osborne previously served as the Company’s Co-President from June 2022 to March 2023 and as the Company’s Chief Customer Officer from August 2021 to June 2022. Prior to joining the Company, Ms. Osborne served as the Regional Vice President, Medicaid of CVS Health from 2013 to 2020. Prior to CVS Health, Ms. Osborne served as the President of Government Business for Coventry where she led the Mid Atlantic Government Businesses from 2002 to 2013. Ms. Osborne received her Bachelor of Arts degree from Duquesne University in 1983.
James J. Park has served as the Company’s Chief Financial Officer since June 2022, Principal Accounting Officer since August 2021 and Chief Accounting Officer since 2019. Prior to joining the Company, from 2012 to 2019, Mr. Park served as Controller of Cornerstone OnDemand, Inc., a cloud-based software company. In addition, he has 10 years of public accounting experience with PricewaterhouseCoopers. Mr. Park is a Certified Public Accountant (Inactive) and holds a Bachelor of Arts degree in Economics with an Accounting emphasis from the University of California, Santa Barbara.
Arik Hill has served as the Company’s Chief Information Officer since August 2021. Prior to joining the Company, Mr. Hill served as the Chief Information Officer of The New York Foundling from 2017 to 2021. Prior to joining The New York Funding, Mr. Hill served as Vice President of Customer Success at HealthEdge Software, Inc. from 2013 to 2017. From 2006 to 2013, Mr. Hill served as Chief Information Officer and Vice President of Information Technology Services at FirstCare Health Plans. Mr. Hill holds a Bachelor of Science degree in Health Care Administration from Oregon State University’s School of Public Health with a concentration in Operations Management and Business.
Dr. Judith Feld has served as the Company’s Chief Medical Officer since July 2022. Dr. Feld previously served as the Company’s Chief Clinical Strategy Officer from March 2022 to July 2022 and as the Company’s National Medical Director from June 2020 to March 2022. Prior to joining the Company, Dr. Feld served as the Vice President of Behavioral Health at MVP Health Care from June 2017 to May 2020. Dr. Feld brings over 30 years of experience to the role and is a Distinguished Life Fellow of the American Psychiatric Association, from whom she received the APA’s Bruno Lima Award for Disaster Relief for her volunteer work in New Orleans with first responders following Hurricane Katrina. She also has been awarded significant grant funding to implement integrated care models in New York state. Dr. Feld holds an MD from the University of Pennsylvania, a Master of Public Health from SUNY Buffalo, and Master of Medical Management from USC Marshall School of Business.

EXECUTIVE COMPENSATION
Under Item 402 of Regulation S-K, (i) all individuals serving as our principal executive officer or acting in a similar capacity during 2022, regardless of compensation level, (ii) our two most highly compensated executive officers other than persons described in the preceding clause (i) who were serving as our executive officers at December 31, 2022; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the preceding clause (ii) but for the fact that the individual was not serving as our executive officer at December 31, 2022, are considered our “named executive officers.”
At different times during 2022, each of Terren S. Peizer and Jonathan E. Mayhew served as our principal executive officer, and accordingly each of them is considered one of our named executive officers. Mr. Peizer resigned from his roles as chairman of our board of directors and as chief executive officer in March 2023, and Mr. Mayhew resigned from his role as chief executive officer in August 2022.
Our other named executive officers are Brandon H. LaVerne, our current Interim Chief Executive Office and Chief Operating Officer, and Mary Louise Osborne, our President and Chief Commercial Officer.
The following table sets forth the total compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended December 31, 2021 and 2022. None of the information in this “Executive Compensation” section reflects the 1-for-6 reverse stock split effected in July 2023.

2022 Summary Compensation Table

				Option	All Other
Name and Principal				Award	Compensation
Position	Year	Salary ($)	Bonus ($)	($)(5)	($)(6)	Total ($)
Terren S. Peizer	2022	$650,000	$—	$—	$11,306	$661,306
Former Chairman of the Board and Chief Executive Officer (1)	2021	646,923	—	—	18,148	665,071

Jonathan E. Mayhew	2022	446,250	35,000 (7)	299,907 (8)	20,176	801,333
Former Chief Executive Officer (2)	2021	350,000	—	8,359,187	12,550	8,721,737

Brandon H. LaVerne	2022	400,000	—	146,710 (8)	40,436	587,146
Interim Chief Executive Officer and Chief Operating Officer (3)	2021	350,000	—	—	37,100	387,100

Mary Louise Osborne	2022	400,000	—	153,215 (8)	21,903	575,118
President and Chief Commercial Officer (4)	2021	114,423	87,500 (9)	817,866	—	1,019,789
(1)		Mr. Peizer served as Chief Executive Officer from our inception until April 11, 2021. Mr. Peizer was appointed to serve as Chief Executive Officer on August 12, 2022. On March 2, 2023, Mr. Peizer resigned as the chairman of our board of directors and Chief Executive Officer, effective immediately.
(2)		Mr. Mayhew was appointed to serve as Chief Executive Officer on April 12, 2021. On June 24, 2022, Mr. Mayhew gave notice of his resignation, effective August 12, 2022.
(3)		Mr. LaVerne was appointed to serve as Interim Chief Executive Officer on March 3, 2023, and continues to serve as Chief Operating Officer, an office he held since June 2022. Mr. LaVerne previously served as Co-President and as Chief Financial Officer.
(4)		Ms. Osborne was appointed President on March 3, 2023, and continues to serve as Chief Commercial Officer, an office she held since June 2022. Ms. Osborne previously served as Co-President and as Chief Customer Officer.
(5)		Represents the aggregate grant date fair value of option awards, valued in accordance with ASC 718, awarded to each of the named executive officers for each respective year. For a detailed discussion of the assumptions made in the valuation of stock and option awards, please see Notes 2 and 10 of our Notes to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 17, 2023.
(6)		Includes group medical and dental benefits, group life insurance premiums, accidental death, short-term and long-term disability insurance, 401(k) match in company stock and parking.
(7)		Amount represents a retention bonus.
(8)
Includes compensation expense of $213,377, $28,016 and $45,338 for Mr. Mayhew, Mr. LaVerne and Ms. Osborne, respectively, related to the repricing stock options in April 2022. See “—Narrative Disclosures to Summary Compensation Table—Stock Option Repricing,” below.

(9)		Amount represents a guaranteed bonus under the terms of her employment agreement.

Narrative Disclosures to Summary Compensation Table
Executive Employment Agreements
Interim Chief Executive Officer and Chief Operating Officer
We entered into a three-year employment agreement with Mr. LaVerne dated July 26, 2022, with an option to renew for an additional three-year term unless terminated by either party within 90 days of the end of the original term. Mr. LaVerne’s annual base salary is $450,000. Mr. LaVerne is also eligible for an annual bonus target of 100% of his base salary based upon achieving certain milestones. Mr. LaVerne did not receive any such bonus during 2022 or 2021. Mr. LaVerne receives executive benefits, including group medical and dental insurance, term life insurance, accidental death, short-term and long-term disability insurance, and 401(k) match in company stock.

If Mr. LaVerne is terminated without good cause or resigns for good reason, his stock options will continue to vest for a period of twelve months following the date of termination, he will receive continued payments of base salary for a period of six months from his date of termination and a lump sum payment equal to six months of his base salary plus a pro-rata share of any bonus earned for the year of termination, which is payable on the six month anniversary of his termination and he will receive COBRA benefits for a period of twelve months.
Mr. LaVerne was granted 287,000 equity awards during 2022. He was not granted any equity awards during 2021. In addition, stock options to purchase 150,000 shares of our common stock granted to Mr. LaVerne in March 2020 were repriced in April 2022. See “—Stock Option Repricing Under the Company’s 2017 Stock Incentive Plan,” below.
President and Chief Commercial Officer
We entered into a three-year employment agreement with Ms. Osborne dated July 26, 2022, with an option to renew for an additional three-year term unless terminated by either party within 90 days of the end of the original term. Ms. Osborne’s annual base salary is $450,000. Ms. Osborne is also eligible for an annual bonus target of 100% of her base salary based upon achieving certain milestones and allows for overachievement to a maximum of 200% of her base salary. Ms. Osborne did not receive any such bonus during 2022 or 2021. Ms. Osborne receives executive benefits, including group medical and dental insurance, term life insurance, accidental death, short-term and long-term disability insurance, and 401(k) match in company stock.
If Ms. Osborne is terminated without good cause or resigns for good reason, her stock options will continue to vest for a period of twelve months following the date of termination, she will receive continued payments of base salary for a period of six months from her date of termination and a lump sum payment equal to six months of her base salary plus a pro-rata share of any bonus earned for the year of termination, which is payable on the six-month anniversary of her termination and she will receive COBRA benefits for a period of twelve months.
Ms. Osborne was granted 277,750 equity awards during 2022 and 100,000 equity awards during 2021. In addition, stock options to purchase 100,000 shares of our common stock granted to Ms. Osborne in August 2021 were repriced in April 2022. See “—Stock Option Repricing Under the Company’s 2017 Stock Incentive Plan,” below.
Former Chairman of the Board and Chief Executive Officer
We entered into a five-year employment agreement with Mr. Peizer, effective as of September 29, 2003, which automatically renewed after each five-year term. Mr. Peizer served as Chief Executive Officer from September 2003 – April 2021, as Executive Chairman from April 2021 – August 2022, and as Chief Executive Officer from August 2022 – March 2023. Mr. Peizer’s annual base salary was $650,000 in 2021 and 2022. Mr. Peizer was also eligible for an annual bonus targeted at 100% of his base salary based on goals and milestones established and reevaluated on an annual basis by mutual agreement between Mr. Peizer and our board of directors. Mr. Peizer did not receive any such bonus during 2022 or 2021. His base salary and bonus target were subject to adjustment each year to not be less than the median compensation of similarly positioned executives of similarly situated companies. Mr. Peizer received executive benefits including group medical and dental insurance, term life insurance equal to 150% of his salary, accidental death, short-term and long-term disability insurance, and parking, grossed up for taxes. Mr. Peizer was not granted any equity awards during 2022 or 2021.
Former Chief Executive Officer
We entered into a three-year employment agreement with Mr. Mayhew dated April 12, 2021, with an option to renew for an additional three-year term unless terminated by either party within 90 days of the end of the original term. Mr. Mayhew’s annual base salary was $525,000. Mr. Mayhew was also eligible for an annual bonus target of 100% of his base salary based upon achieving certain milestones. . Mr. Mayhew did not receive any such bonus during 2022 or 2021. Mr. Mayhew received executive benefits, including group medical and dental insurance, term life insurance, accidental death, short-term and long-term disability insurance, and 401(k) match in company stock.
Mr. Mayhew was granted 74,000 equity awards during 2022 and 400,000 equity awards during 2021. stock options to purchase 400,000 shares of our common stock granted to Mr. Mayhew in April 2021 were repriced in April 2022. See “—Stock Option Repricing Under the Company’s 2017 Stock Incentive Plan,” below.

Stock Option Repricing Under the Company’s 2017 Stock Incentive Plan
In order to further incentivize our employees who held stock options, on April 14, 2022, the compensation committee unanimously approved a one-time repricing of certain stock options outstanding under our 2017 Stock Incentive Plan that had an exercise price above $7.00 per share. The repricing was expressly permitted by the terms of the stockholder-approved 2017 Stock Incentive Plan. As a result of the repricing, the per share exercise price of the affected options was set to $1.74, which was 10% above the closing price of our common stock on April 20, 2022. The repricing included options held by the named executive officers set out below.

Named Executive Officer	No. of Shares Subject to Repriced Options	Exercise Price Per Share Before Repricing ($)
Mr. LaVerne	150,000	$14.38
Ms. Osborne	100,000	12.07
Mr. Mayhew	400,000	31.22

Retention Agreements & Separation Agreement with Mr. Mayhew
On April 12, 2022, the compensation committee approved retention agreements for certain key employees to further motivate such persons to remain employed with us. Under the terms of the retention agreements, the employee received a stock option and was eligible to receive a cash payment if the employee remained employed with us through April 12, 2023. A portion of the cash payment was paid following the execution of the retention agreement and the balance was payable on the next regularly scheduled payday following April 12, 2023. The stock option vests over four years, with 25% of the shares subject to the award vesting on the one-year anniversary of the date of grant, and the remaining vesting as equally as possible over the following 12 quarters, subject to the employees continued service to us. The options have a seven-year life. The table below set forth details of the retention agreements entered into with our named executive officers. In connection with his resignation in August 2022, Mr. Mayhew forfeited the stock option granted to him under his retention agreement and he became ineligible to receive the retention cash payment. Each of Mr. LaVerne and Ms. Osborne received their retention cash payment in April 2023.
In connection with Mr. Mayhew’s resignation, we entered into a separation agreement and release with Mr. Mayhew, pursuant to which, in exchange for a release of claims in favor of Ontrak, and subject to Mr. Mayhew complying with the release of claims and restrictive covenants applicable to him, the parties agreed that Mr. Mayhew did not have to return the portion of the cash payment paid to him following the execution of his retention agreement.

Named Executive Officer	No. of Shares Subject to Option	Retention Cash Payment ($)
Mr. LaVerne	37,000	$91,900
Ms. Osborne	27,750	61,300
Mr. Mayhew	74,000	183,800

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2022. Mr. Mayhew, who resigned effective August 12, 2022, held no outstanding equity awards as of December 31, 2022.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Option
	Unexercised	Unexercised		Exercise		Option
	Options (#)	Options (#)		Price		Expiration
Name	Exercisable	Unexercisable		($)		Date
Terren S. Peizer	—	642,307	(1)	$7.50		12/19/27
	—	397,693	(1)	7.50		08/02/28
		1,040,000

Brandon H. LaVerne	—	37,000	(2)	1.73		04/12/29
	—	250,000	(3)	0.403		11/29/29
	137,500	12,500	(4)	1.74	(6)	03/25/30
	137,500	299,500

Mary Louise Osborne	—	27,750	(2)	1.73		04/12/29
	—	250,000	(3)	0.403		11/29/29
	33,334	66,666	(5)	1.74	(6)	08/30/31
	33,334	334,416

(1)	Mr. Peizer’s options vest on January 1, 2023, if the volume weighted average price of our common stock is $15.00 for at least twenty trading days within a period of thirty consecutive trading days ending on the trading day prior to January 1, 2023. These options were forfeited, unexercised, following Mr. Peizer’s resignation in March 2023.
(2)	One fourth of the number of shares subject to this option vests one-year from the date of grant and the remaining shares vest equally each quarter thereafter over the remaining three years.
(3)	One fourth of the number of shares subject to this option vests one-year from the date of grant and the balance vests equally every six months thereafter over the remaining three years.
(4)	One third of the number of shares subject to this option vests one-year from the date of grant and the balance vests equally each month thereafter over the next 24 months.
(5)	One fourth of the number of shares subject to this option vests one year from the date of grant and the balance vests equally each month thereafter over the next 36 months.
(6)	This option was repriced in April 2022. There was no change to the vesting schedule of this option in connection with the repricing.

Potential Payments Upon Termination or Change-In-Control
Provisions of our employment and change of control arrangements with the named executive officers and our equity incentive plan or individual award agreements thereunder provide for certain payments to our named executive officers at or following or in connection with a termination of their employment or a change of control of the Company.
The agreements pursuant to which we granted stock options to our executive officers provide for full vesting of their unvested awards in the event of a change of control of the Company.
Under our stock incentive plans, a change of control is deemed to occur upon:
•any persons becoming the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities;

•a merger or consolidation of the Company whether or not approved by our board of directors, which would result in more than 50% of the total voting power represented by the voting securities; or
•the sale or disposition by the Company of all or substantially all of its assets in a transaction requiring stockholder approval.
The table below sets forth the estimated payments that would be made to each of our named executive officers upon voluntary termination, involuntary termination, a change of control, and death or permanent disability. The actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from the Company. The information set forth in the table assumes, as necessary:
•the termination and/or the qualified change in control event occurred on December 31, 2022 (the last business day of our last completed fiscal year); and
•the price per share of our common stock on the date of termination is $0.37 (the closing market price of our common stock on the Nasdaq Global Market on December 31, 2022).

Death or
	Voluntary		Involuntary		Change of		Permanent
Name	Termination		Termination		Control		Disability
Terren S. Peizer
Salary, Bonus and Benefits	$ 608,770	(1)	$ 5,534,278	(2)	$ 608,770	(1)	$ 625,606	(3)
Acceleration of Equity Awards (4)	—		—		—		—
Total	$ 608,770		$ 5,534,278		$ 608,770		$ 625,606

Brandon H. LaVerne
Salary, Bonus and Benefits	$ —		$ 483,948	(5)	$ —		$ —
Acceleration of Equity Awards (4)	—		—		—		—
Total	$ —		$ 483,948		$ —		$ —

Mary Louise Osborne
Salary, Bonus and Benefits	$ —		$ 486,224	(6)	$ —		$ —
Acceleration of Equity Awards (4)	—		—		—		—
Total	$ —		$ 486,224		$ —		$ —
__________

(1)	Pursuant to the terms of his employment agreement, Mr. Peizer would have received a lump sum amount of approximately $487,000 in accrued vacation grossed up for taxes upon a voluntary termination or a change in control.
(2)	Pursuant to the terms of his employment agreement, Mr. Peizer would have received three additional years of salary, three years bonus calculated at 100% of his salary, accrued vacation of approximately $487,000, COBRA benefits of approximately $40,500 grossed up for taxes upon an involuntary termination.
(3)	Pursuant to the terms of his employment agreement, Mr. Peizer would have received a lump sum amount of approximately $487,000 in accrued vacation and $13,500 in COBRA benefits for the twelve months following termination grossed up for taxes upon the event of death or permanent disability.
(4)	Represents the value of stock options as of December 31, 2022 that would vest upon death or permanent disability, change of control or involuntary termination. Assumes that the vested options are immediately exercised, and the shares received upon exercise are immediately resold at the assumed per share price on the date of termination. As of December 31, 2022, all of the options are out-of-the money.
(5)	Pursuant to the terms of his employment agreement upon an involuntary termination, Mr. LaVerne would receive continued payments of base salary for a period of six months and on the six-month anniversary of his termination date a lump sum payment equal to six months base salary and COBRA benefits for twelve months following his date of termination.
(6)	Pursuant to the terms of his employment agreement upon an involuntary termination, Ms. Osborne would receive continued payments of base salary for a period of six months and on the six-month anniversary of her termination date a lump sum payment equal to six months base salary and COBRA benefits for a period of up to twelve months following her date of termination.

PAY VERSUS PERFORMANCE

The disclosure included in this section is prescribed by new SEC pay-versus-performance disclosure rules and does not necessarily align with how we or our board of directors or the compensation committee view the link between our performance and named executive officer pay, and neither our board of directors nor the compensation committee uses CAP (as defined below) as the basis for making compensation decisions.
Required Tabular Disclosure of Pay Versus Performance
The following table reports the compensation of our Chief Executive Officer, who is our principal executive officer (“PEO”), and the average compensation of our other named executive officers (“Non-PEO NEOs”) as reported in the Summary Compensation Table (the “SCT”) in the section titled “Executive Compensation,” above, for the past two fiscal years (“FYs”), as well as the Compensation Actually Paid (“CAP”) as calculated under the SEC rules. The below disclosure covers our two most-recent FYs as permitted by SEC rules.

Fiscal Year	Summary Compensation Table Total for First PEO (1)	Summary Compensation Table Total for Second PEO (1) (4)	Compensation Actually Paid to First PEO (1) (5)	Compensation Actually Paid to Second PEO (1) (4) (5)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Names Executive Officers (2) (5)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ("TSR") (3)	Net Loss
2022	$801,333	$661,306	$(334,488)	$(2,743,411)	$581,132	$75,650	$5.88	$(51,573,000)
2021	8,721,737	665,071	1,462,298	1,350,170	1,077,075	716,930	10.18	(37,144,000)

1.Mr. Mayhew (First PEO) and Mr. Peizer (Second PEO) each served in the capacity of PEO for part of each fiscal year 2021 and 2022.
2.Non-PEO NEOs were Mr. LaVerne and Ms. Osborne in fiscal year 2022 and were Robert Accordino (former Chief Medical Officer) and Ms. Osborne in fiscal year 2021.
3.The comparison assumes $100 was invested in our common stock on the last trading day preceding the first day of each fiscal year reported.
4.Stock options awarded to Mr. Peizer market-based stock options were originally reported based on a Monte Carlo simulation method. The Company utilized the Black-Scholes option-pricing model to estimate the fair value of these stock options as it believes either method would result in negligible difference in remaining value. Additionally, these stock options expired unexercised on June 2, 2023.
5.The dollar amounts reported represent the amount of CAP as computed in accordance with SEC rules and do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with the requirements of SEC rule, the following adjustments were made to total compensation for each year to determine the CAP:

Fiscal Year	Executives	Summary Compensation Table	Grant Date Value of New Awards	Change in Fair Value due to Change in Exercise Price	Year End Value of New Awards	Change in Value of Unvested Awards	Change in Value of Vested Awards	Value of Equity Awards that Failed to Meet Vesting Requirements	Compensation Actually Paid
2022	First PEO	$801,333	$(299,907)	$213,377	$—	$—	$(438,320)	$(610,970)	$(334,488)
2022	Second PEO	661,306	—	—	—	(3,404,717)	—	—	(2,743,411)
2022	NEO Average	581,132	(149,963)	36,677	74,366	(328,203)	(138,359)	—	75,650
2021	First PEO	8,721,737	(8,359,187)	—	—	1,099,748	—	—	1,462,298
2021	Second PEO	665,071	—	—	—	685,099	—	—	1,350,170
2021	NEO Average	1,077,075	(762,364)	—	402,219	—	—	—	716,930

Required Disclosure of the Relationship Between CAP and TSR and Net Loss
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our named executive officers during the applicable FYs.

DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation awarded to, earned by or paid to the individuals who served as our non-employee directors during the year ended December 31, 2022. None of our directors were awarded, earned or were paid any cash compensation during 2022. None of the information in this “Director Compensation” section reflects the 1-for-6 reverse stock split effected in July 2023.

	Option Awards		Stock Awards
Name	($)(1)		($)(1)
Richard A. Berman	$ 312,627	(8)	$ 49,916
Michael Sherman	314,761	(9)	49,916
James M. Messina (2)	6,443		49,916
Edward J. Zecchini (3)	129,230		9,700
Diane Seloff (4)	129,230		9,700
Robert Rebak (5)	186,287		—
Gustavo A. Giraldo (6)	—		—
Katherine B. Quinn (7)	—		—
____________

(1)	Amounts reflect the compensation expense recognized in our financial statements in 2022 for non-employee director stock options and stock awards, in accordance with FASB ASC Topic 718. As such, these amounts do not correspond to the compensation actually realized by each director for the period.
(2)	Mr. Messina was appointed to our board of directors effective August 29, 2022.
(3)	On May 24, 2022, Mr. Zecchini notified us that he did not wish to stand for re-election to our board of directors at our 2022 annual meeting of stockholders, which was held on August 29, 2022.
(4)	On May 24, 2022, Ms. Seloff notified us that she did not wish to stand for re-election to our board of directors at our 2022 annual meeting of stockholders, which was held on August 29, 2022.
(5)	Mr. Rebak resigned from our board of directors effective August 25, 2022.
(6)	Mr. Giraldo resigned from our board of directors effective February 11, 2022.
(7)	Ms. Quinn resigned from our board of directors effective January 11, 2022.
(8)	Includes compensation expense of $23,755 related to the repricing of Mr. Berman’s stock options that occurred in August 2022. See footnote 1 to the table below.
(9)	Includes compensation expense of $18,291 related to the repricing of Mr. Sherman’s stock options that occurred in August 2022. See footnote 1 to the table below.

Our non-employee directors are eligible to participate in our equity incentive plans, which are administered by our compensation committee under authority delegated by our board of directors. The terms and conditions of option grants to our non-employee directors under our equity incentive plans are and will be determined in the discretion of our compensation committee, consistent with the terms of the applicable plan. Until 2019, we granted stock options to our non-employee directors that vested over a three-year period. Beginning in 2021, the stock options we granted to our non-employee directors vested over a one-year period.
In 2022, new non-employee directors and incumbent non-employee directors who were granted equity awards that vested over a three-year period and that fully vested in 2021 were granted $170,000 worth of stock options. Grants to new non-employee directors are pro-rated based on the date they join our board of directors. In addition, the chairman of our audit committee was granted an additional $20,000 worth of stock options, and the chairman of each of our compensation committee and nominations and governance committee was granted an additional $12,500 worth of stock options. The value of the stock options was determined using the Black-Scholes model. The exercise price of the stock options was equal to the closing price of our common stock on the date of grant and the stock options vest quarterly over a one-year period from the date of grant, subject to attendance at meetings of our board of directors unless an absence is excused by the chairman of our board of directors.

In 2022, we also granted $300,000 worth of restricted stock units (“RSUs”), or 460,759 RSUs, to each of the directors who served on our board of directors as of August 29, 2022. Such RSUs vest over three years, with half vesting on the one-year anniversary of the date of grant, and balance vesting equally on the second and third anniversary of the date of grant, subject to continued service on our board of directors.
We also reimburse our directors for reasonable out-of-pocket expenses they incur in connection with attending board or committee meetings.
Outstanding equity awards held by our non-employee directors as of December 31, 2022 were as follows:

			Number of	Number of						Number of		Market Value of
			Securities	Securities						Securities		Securities
			Underlying	Underlying				Grand Date		Underlying		Underlying
		Unexercised		Unexercised		Option		Fair Market		Stock Award		Unexercised
			Options	Options		Exercise		Value Options		That Have		That Have
	Grant Date	Exercisable (#)		Unexercisable (#)		Price ($)		Outstanding ($)		Not Vested (#)(8)		Not Vested ($)(8)
Richard A. Berman	08/29/2022	(1)	—	41,667	(1)	$0.6511	(1)(5)	$502,500	(6)	—		$ —
	08/29/2022	(1)	—	66,927	(1)	0.6511	(1)(5)	112,123	(6)	—		—
	08/29/2022	(1)	—	41,438	(1)	0.6511	(1)	162,890	(6)	—		—
	08/29/2022	(1)	—	16,094	(1)	0.6511	(1)	126,840	(6)	—		—
	08/29/2022	(1)	—	4,882	(1)	0.6511	(1)	213,318	(6)	—		—
	08/29/2022	(1)	—	54,856	(1)	0.6511	(1)	288,871	(6)	—		—
	08/29/2022	(2)	—	—		—		—		460,759	(2)	299,493
Michael E. Sherman	08/29/2022	(1)	—	61,040	(1)	0.6511	(1)(5)	102,260	(7)	—		—
	08/29/2022	(1)	—	37,794	(1)	0.6511	(1)(5)	148,566	(7)	—		—
	08/29/2022	(1)	—	16,630	(1)	0.6511	(1)	131,064	(7)	—		—
	08/29/2022	(1)	—	5,010	(1)	0.6511	(1)	218,911	(7)	—		—
	08/29/2022	(1)	—	56,299	(1)	0.6511	(1)	296,470	(7)	—		—
	08/29/2022	(2)	—	—		—		—		460,759	(2)	299,493
James M. Messina (3)	08/29/2022	(4)	—	16,360	(4)	0.6511	(4)	6,443		—		—
	08/29/2022	(2)	—	—		—		299,493		460,759	(2)	299,493

(1)			At our 2022 annual meeting of stockholders held on August 29, 2022, our stockholders approved a director retention plan (the “Director Retention Plan”). Under the terms of the Director Retention Plan, all stock options previously granted to the directors standing for reelection at our 2022 annual meeting of stockholders were repriced (the “Repriced Options”) and, to the extent any Repriced Option was vested, such portion became entirely unvested and 100% will vest on August 29, 2023, subject to their continued service on our board of directors.
(2)
On August 29, 2022, each of the directors who served on our board of directors as of that date, were granted $300,000 worth of RSUs for their continued service on our board of directors. The RSUs vest over three years, with half vesting on the one-year anniversary of the date of grant, and balance vesting equally on the second and third anniversary of the date of grant, subject to continued service on our board of directors.

(3)			Mr. Messina was appointed to our board of directors on August 29, 2022.
(4)			Mr. Messina was granted his pro-rata share of options for his service during the fourth quarter of 2022.
(5)			In accordance with the Director Retention Plan, the expiration date of this option was extended to December 19, 2027.
(6)			In accordance with the Director Retention Plan, additional fair market value of $71,265 was calculated and expensed equally each month through August 2023.
(7)			In accordance with the Director Retention Plan, additional fair market value of $54,872 was calculated and expensed equally each month through August 2023.
(8)			These columns represent amounts related to awards of RSUs.

There were a total of 1,801,274 shares of our common stock subject to outstanding stock options and RSUs held by our directors as of December 31, 2022, with an aggregate grant date fair value of $3.3 million, the last of which vest in August 2025. There were a total of 1,509,792 shares of our common stock subject to stock options and RSUs granted to non-employee directors during 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain aggregate information as of December 31, 2022 with respect to all of the Company’s equity compensation plans in effect as of December 31, 2022. The information below has been adjusted to reflect the effect of the 1-for-6 reverse stock split effected in July 2023.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and right	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,057,566	$ 21.22	268,370
Equity compensation plans not approved by security holders	—	—	—
Total	1,057,566	21.22	268,370
_____________________
(1) Under our 2017 Stock Incentive Plan, as amended (the “2017 Plan”), we may grant incentive stock options, non-qualified stock option, restricted and unrestricted stock awards and other stock-based awards. As of December 31, 2022, and after giving effect to the 1-for-6 reverse stock split effected in July 2023, there were 268,370 equity awards remaining reserved for future issuance under the 2017 Plan.
(2) The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the record date for the Annual Meeting (August 23, 2023) by (a) each stockholder known to us to own beneficially more than 5% of our common stock (b) our named executive officers, (c) each of our directors, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of the record date pursuant to the exercise or conversion of outstanding securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in the following table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 4,915,865 shares of common stock outstanding on the record date.
None of our directors or executive officers beneficially owned any shares of our preferred stock as of the record date, and there is no stockholder known to us to own beneficially more than 5% of our preferred stock as of the record date other than Walter Schenker, who beneficially owns 215,833 shares of our preferred stock, representing the beneficial ownership of approximately 5.7% of our preferred stock. Mr. Schenker’s address is set forth at footnote 4 of the table immediately below.

			Total
		Shares	common
	Common	beneficially	stock	Percent
	stock	owned	beneficially	of
Name of beneficial owner (1)	owned	(2)	owned	class
5% or Greater Stockholder
Acuitas Group Holdings, LLC (3)	1,981,989	14,998,823	16,980,812	85.3%

Directors, Nominees and Named Executive Officers:
Richard A. Berman	—	107,943	107,943	2.1
Michael E. Sherman	2,592	108,030	110,622	2.2
James M. Messina	—	72,447	72,447	1.5
Walter Schenker (4)	—	—	—	*
Howard Winston (5)	—	—	—	*
Brandon H. LaVerne	7,349	27,313	34,662	*
Mary Louise Osborne	5,386	10,416	15,802	*
Terren S. Peizer (3)(6)	1,981,989	14,998,823	16,980,812	85.3
Jonathan E. Mayhew (7)	—	—	—	*

All current directors, nominees and executive officers as a group (10) persons)	27,655	360,351	388,007	7.4%
___________

*	Less than 1%.
(1)	Except as set forth below, the mailing address of all individuals listed is c/o Ontrak, Inc., 2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052.
(2)	Numbers in this column represent shares of common stock that may be acquired within 60 days of the record date pursuant to the exercise or conversion of outstanding securities.
(3)	Acuitas Group Holdings, LLC (“Acuitas”) is a limited liability company 100% owned by Terren S. Peizer. Shares presented are based on Schedule 13D/A filed with the Securities and Exchange Commission on June 27, 2023 by Acuitas and Mr. Peizer. Total common stock beneficially owned consists of: (i) 1,981,989 shares of common stock; (ii) an aggregate of 7,037,039 shares of common stock issuable upon exercise of warrants; and (iii) an aggregate of 7,961,784 shares of common stock issuable upon conversion of senior secured convertible notes (assuming (a) a conversion price equal to $2.39 per share and (b) any accrued interest thereon is paid in cash). The address for Acuitas and Mr. Peizer is 200 Dorado Beach Drive, #3831, Dorado, Puerto Rico, 00646.
(4)	The address for Mr. Schenker is 8774 Lakes Blvd., West Palm Beach, FL, 33412.
(5)	The address for Mr. Winston is 201 Ocean Ave., Unit 1405P, Santa Monica, CA, 90402.
(6)	Former chairman of our board of directors and former chief executive officer.
(7)	Former chief executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
Either the audit committee or our board of directors approves all related party transactions. The procedure for the review, approval or ratification of related party transactions involves discussing the proposed transaction with management, discussing the proposed transaction with the external auditors, reviewing financial statements and related disclosures, and reviewing the details of major deals and transactions to ensure that they do not involve related party transactions. Members of management have been informed and understand that they are to bring related party transactions to the audit committee or our board of directors for pre-approval. These policies and procedures are evidenced in the audit committee charter and our code of ethics.
Transactions with Related Persons
Except as set forth below, there have not been any transaction since January 1, 2022, nor are there any currently proposed, that require disclosure under Item 404 of Regulation S-K.
Keep Well Agreement
On April 15, 2022, the Company entered into a Master Note Purchase Agreement (the “Original Keep Well Agreement”) with Acuitas Capital LLC (“Acuitas Capital”), an entity indirectly wholly owned and controlled by Terren S. Peizer, the Company’s former Chief Executive Officer and Chairman. As of August 23, 2023, 1,981,989 shares of our outstanding stock were owned by, and 14,998,823 shares of our common stock were beneficially owned by, Acuitas, which represents the ownership of approximately 40.3% of our outstanding common stock and the beneficial ownership of approximately 85.3% of our common stock. On August 12, 2022, the Company and Acuitas Capital entered into an amendment to the Original Keep Well Agreement in connection with the appointment of a collateral agent under the Original Keep Well Agreement (the “First Amendment”). On November 19, 2022, the Company and Acuitas Capital entered into another amendment to the Original Keep Well Agreement, as amended by the First Amendment (the “Second Amendment”), on December 30, 2022, the Company and Acuitas Capital entered into another amendment to the Original Keep Well Agreement, as amended by the First Amendment and the Second Amendment (the “Third Amendment”) and on June 23, 2023, the Company and Acuitas Capital entered into another amendment to the Original Keep Well Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment (the “Fourth Amendment”). The Company refers to the Original Keep Well Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, as the “Keep Well Agreement” and to Acuitas Capital, together with any of its transferees or affiliates under the Keep Well Agreement, as “Acuitas.”
Under the terms of the Original Keep Well Agreement, subject to the satisfaction of certain conditions precedent, the Company could borrow from Acuitas up to $25.0 million. Under the Second Amendment, the funding structure was changed from borrowings as needed from time to time at the election of the Company, to the Company agreeing to borrow, and Acuitas agreeing to lend, subject to the conditions in the Keep Well Agreement, the entire then-remaining amount of $14.0 million as follows: $4.0 million in each of January, March and June 2023, and $2.0 million in September 2023. As described below, the funding structure was further amended with respect to the $4.0 million and $2.0 million that was to be borrowed in June 2023 and September 2023, respectively.
Of the $6.0 million remaining available amount to be borrowed under the Keep Well Agreement, $4.0 million is on deposit in an escrow account and, subject to the satisfaction (or waiver by Acuitas) of the conditions precedent in the Keep Well Agreement, $2.0 million will be funded by Acuitas into that escrow account on September 1, 2023. Any time, and from time to time, that the Company has less than $1.0 million of Qualified Cash (as defined in Fourth Amendment), the Company may withdraw $1.0 million of the funds from the escrow account (or any lesser remaining amount of such funds). Each such withdrawal will be treated as a sale by the Company to Acuitas of a Keep Well Note (as defined below) with a principal amount equal to the amount withdrawn by the Company and in connection with each such withdrawal, the Company will also issue a Keep Well Warrant (as defined below) to Acuitas.
If the Company does not complete a Qualified Financing (as defined below) on or prior to October 31, 2023, then, on October 31, 2023, the Company must withdraw all of the funds then on deposit in the escrow account (other than any accrued interest thereon, all of which will belong to the Company), and such withdrawal will be treated as a sale by the Company to Acuitas of a Keep Well Note, and in connection with such withdrawal, the Company will also issue a Keep Well Warrant to Acuitas.

In the event the Company completes a Qualified Financing, all of the funds then on deposit in the escrow account (other than any accrued interest thereon, all of which will belong to the Company) will be invested in the Qualified Financing on behalf of Acuitas on the same terms as all other investors in the Qualified Financing, and the Company’s obligation to sell to Acuitas, and Acuitas’ obligation to purchase from the Company, any further Keep Well Notes will thereupon be deemed discharged with respect to the amount so invested. Similarly, if a Qualified Financing is completed on or before September 1, 2023, Acuitas agreed, in lieu of delivering $2.0 million to the Company for deposit into the escrow account on September 1, 2023, to invest $2.0 million in the Qualified Financing on the same terms as all other investors in the Qualified Financing. No Keep Well Warrant will be issued to Acuitas with respect to any funds (including any escrowed funds) invested in the Qualified Financing by Acuitas or on its behalf.
A “Qualified Financing” generally means any financing in which the Company issues or sells any of its equity securities for cash to one or more third party investors resulting in gross proceeds to the Company of at least $10.0 million exclusive of any amount invested by Acuitas in such financing.
Keep Well Notes and Keep Well Warrants
In connection with each borrowing under the Keep Well Agreement, the Company agreed to issue to Acuitas a senior secured convertible note (a “Keep Well Note”) with a principal amount equal to the amount borrowed, and a warrant to purchase shares of the Company’s common stock (a “Keep Well Warrant”).
Acuitas, at its option, has the right to convert the entire principal amount of the Keep Well Notes, plus all accrued and unpaid interest thereon, in whole or in part, into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $2.39 per share (after giving effect to the reverse stock split effected in July 2023) and (ii) the greater of (a) the closing price of the Company’s common stock on the trading day immediately prior to the applicable conversion date and (b) $0.90 (after giving effect to the reverse stock split effected in July 2023).
In addition, in connection with the conversion of the principal amount of any Keep Well Note and/or accrued interest thereon into shares of the Company’s common stock, the Company will issue to Acuitas a five-year warrant to purchase shares of the Company’s common stock, and the number of shares of the Company’s common stock subject to each such warrant will be equal to (x) 100% of the amount converted divided by (y) the conversion price of the Keep Well Note then in effect, and the exercise price of each such warrant will be equal to the conversion price of the Keep Well Note then in effect, subject to adjustment.
In connection with the Keep Well Notes issued by the Company to date, the Company issued Keep Well Warrants to Acuitas to purchase an aggregate of 7,376,728 shares of the Company’s common stock, after giving effect to the reverse stock split effected in July 2023. The current exercise price of the Keep Well Warrants is $2.44 per share. The exercise price of each Keep Well Warrant outstanding as of September 1, 2023 will be reduced to the closing price of the Company’s common stock on August 31, 2023, if such closing price is less than $2.44.
As of June 30, 2023, the Company borrowed a total of $19.0 million under the Keep Well Agreement. Each borrowing was evidenced with the issuance of a Keep Well Note, which will accrue interest based on the adjusted term SOFR for each interest period, and, unless earlier converted, will mature on September 30, 2024, subject to acceleration for certain customary events of default, including for failure to make payments when due, breaches by the Company of certain covenants and representations in the Keep Well Agreement, defaults by the Company under other agreements related to indebtedness, the Company’s bankruptcy or dissolution, and a change of control of the Company. At June 30, 2023, the Company had a cumulative total of $2.5 million of accrued paid-in-kind interest on the Keep Well Notes, of which $1.1 million and $1.9 million were related to the three and six months ended June 30, 2023, respectively. At June 30, 2023, the effective weighted average interest rate for the Keep Well Notes was 20.56%.
Commitment Shares
In accordance with the terms of the Keep Well Agreement, and following stockholder approval of the issuance thereof, the Company issued an aggregate of 462,964 shares of the Company’s common stock to Acuitas, as adjusted to effect to the reverse stock split effected in July 2023.
Issuance Cap
The Company and Acuitas agreed that (i) under no circumstances will the Company issue any shares upon exercise of any warrant issued under the Keep Well Agreement or upon conversion of any Keep Well Note to the extent that, after giving effect to the issuance of any such shares, Acuitas (together with its affiliates) would beneficially own shares of the Company’s common stock representing more than 90% of the total number of shares of the Company’s common stock outstanding as of the time of such issuance (the “Issuance Cap”); and (ii) in the event of a Fundamental

Transaction (as defined in the Second Amendment), regardless of the actual number of securities of the Company beneficially owned by Acuitas and its affiliates at the effective time thereof, Acuitas shall not be entitled to receive any consideration pursuant to such Fundamental Transaction in respect of any shares underlying any of the warrants issued under the Keep Well Agreement or any shares issuable upon conversion of any Keep Well Note that would represent shares in excess of the Issuance Cap if beneficially owned by Acuitas and/or its affiliates immediately prior to such effective time, and all warrants and Keep Well Notes owned or beneficially owned by Acuitas and/or its affiliates at the effective time of such Fundamental Transaction, solely to the extent that, if exercised or converted, such warrants and Keep Well Notes would result in the issuance of such excess shares, will be cancelled and forfeited without consideration therefor, effective as of such effective time; provided, however, that the foregoing shall not affect the Company’s obligation to pay all amounts owed under such Keep Well Notes in connection with such Fundamental Transaction.
Covenants
The Keep Well Agreement contains customary covenants that must be complied with by the Company, including, among other covenants, restrictions on the Company’s ability to incur debt, grant liens, make certain investments and acquisitions, pay dividends, repurchase equity interests, repay certain debt, amend certain contracts, enter into certain asset sale transactions, and covenants that require the Company to, among other things, provide annual, quarterly and monthly financial statements, together with related compliance certificates, maintain its property in good repair, maintain insurance and comply with applicable laws. Subject to certain customary exceptions, the Company also agreed not to incur any indebtedness or issue any shares of its capital stock or capital stock equivalents without Acuitas’ consent until 180 days following September 1, 2023.
Stockholders Agreement
Under the terms of the Keep Well Agreement, if Acuitas’ beneficial ownership of the Company’s capital stock equals at least a majority of the voting power of the Company’s outstanding capital stock, Acuitas Capital and the Company agreed to enter into a stockholders agreement (the “Stockholders Agreement”) pursuant to which, during any period that Acuitas’ beneficial ownership of the Company’s capital stock equals at least 50% of the Company’s outstanding capital stock, Acuitas agreed to vote the shares of the Company’s common stock it beneficially owns (a) in favor of an amendment to the certificate of incorporation or bylaws of the Company that would require the Company’s board of directors to include not fewer than three independent directors at all times, (b) in favor of the election or re-election of independent directors nominated for election by the Company’s board of directors or by the nominating committee thereof unless the failure of a nominee to be elected or re-elected to the Company’s board of directors would not result in the Company having fewer than three independent directors following such election, and (c) against any proposal or action that would result in the Company’s board of directors having fewer than three independent directors at all times. In addition, under the Stockholders Agreement, the parties agreed that, during any period that such beneficial ownership of Acuitas affiliates equals at least 50% of the Company’s outstanding capital stock, the Company will not enter into any transaction between the Company or any of its affiliates, on the one hand, and Acuitas or any of its affiliates (excluding the Company and its affiliates), on the other hand, unless it is approved by a majority of the independent directors then serving on the Company’s board of directors. The Stockholders Agreement was entered into on February 21, 2023.

REPORT OF THE AUDIT COMMITTEE
As more fully described in its charter, the Audit Committee assists our Board Of Directors in its oversight of Ontrak’s corporate accounting and financial reporting process and interacts directly with and evaluates the performance of Ontrak’s independent registered public accounting firm.
In the performance of its oversight function, the Audit Committee reviewed Ontrak’s audited consolidated financial statements for the year ended December 31, 2022 and met with both management and Ontrak’s independent registered public accounting firm, EisnerAmper LLP (“EisnerAmper”), to discuss those consolidated financial statements. The Audit Committee discussed with EisnerAmper those matters related to the conduct of the audit that are required to be communicated by the independent registered public accounting firm to the Audit Committee under Auditing Standard 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”), including EisnerAmper’s judgments as to the quality, not just the acceptability, of Ontrak’s accounting principles. In addition, the Audit Committee reviewed and discussed with management the assessment of the effectiveness of Ontrak’s internal control over financial reporting.
The Audit Committee discussed with Ontrak’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met separately with the independent registered public accounting firm, without management present, to discuss the results of its audit, Ontrak’s internal controls and the overall quality of Ontrak’s financial reporting.
The Audit Committee received from EisnerAmper the required written disclosures and letter regarding its independence from Ontrak, as required by the PCAOB Rule 3526, and discussed with EisnerAmper its independence. The Audit Committee also reviewed and considered whether the provision of other non-audit services by EisnerAmper is compatible with maintaining the auditor’s independence.
Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements of Ontrak for the year ended December 31, 2022 be included in Ontrak’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on April 17, 2023.
It is not the duty of the Audit Committee to conduct audits, to independently verify management’s representations or to determine that Ontrak’s financial statements are complete and accurate, prepared in accordance with United States generally accepted accounting principles or fairly present the financial condition, results of operations and cash flows of Ontrak. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm retained by the Audit Committee is responsible for performing an independent audit of the consolidated financial statements, and for reporting the results of their audit to the Audit Committee. The Audit Committee reviews and monitors these processes. In giving its recommendation to our Board of Directors, the Audit Committee has expressly relied on (i) management’s representation that such financial statements have been prepared in conformity with United States generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm, with respect to such financial statements.
The Audit Committee
Richard A. Berman, Chairman
Michael Sherman
James M. Messina
The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has selected EisnerAmper LLP (“EisnerAmper”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that such selection be submitted for ratification by our stockholders at the Annual Meeting. EisnerAmper has served in this capacity since 2018. The audit committee reviews the performance of the independent registered public accounting firm annually.
Neither our amended and rested bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, the audit committee is submitting the selection of EisnerAmper to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time if they determine that such a change would be in our best interests and in the best interests of our stockholders. Representatives of EisnerAmper are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Auditor Fees
The following table presents fees for professional audit services rendered by EisnerAmper for the audit of our annual financial statements for the year ended December 31, 2022 and 2021 and fees billed for other services rendered during those periods:

	2022	2021
Audit fees (1)	$367,988	$262,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$367,988	$262,000
___________
(1) Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant
Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.
Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.
1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.
2. Audit-related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other services are those associated with services not captured in the other categories. We generally do not request such services from our independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging our independent registered public accounting firm.
The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THIS PROPOSAL
STOCKHOLDER PROPOSALS OR NOMINATIONS
TO BE PRESENTED AT NEXT ANNUAL MEETING
In accordance with our amended and restated bylaws, stockholders may submit director nominations and proposals on matters appropriate for stockholder action for consideration at next year’s annual meeting of stockholders. Under the advance notice provisions of our amended and restated bylaws, to be considered for inclusion in our proxy materials for next year’s annual meeting, a stockholder must submit his, her or its proposal or director nomination in writing such that it is received by our Corporate Secretary at our principal executive offices not (a) later than the close of business on June 30, 2024, which is the 90th day prior to the first anniversary of this year’s annual meeting (the “Annual Meeting Anniversary Date”), or (b) earlier than May 31, 2024, which is the 120th day prior to the Annual Meeting Anniversary Date. Director nominations that a stockholder intends to present at next year’s annual meeting but does not intend to have included in our proxy materials, must be received in writing by our Corporate Secretary at our principal executive offices within the same time period stated above. However, if the date of next year’s annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the Annual Meeting Anniversary Date, a stockholder’s notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure (as defined in our amended and restated bylaws) of the date of such annual meeting is first made. In order for a stockholder to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with next year’s annual meeting, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our amended and restated bylaws and must include the information in the notice required by our bylaws and by Rule 14a-19 of the Exchange Act.
Under Rule 14a-8 of the Exchange Act, in order for a stockholder proposal to be included in our proxy materials for next year’s annual meeting, we must receive such proposal at our principal executive offices no later than May 2, 2024, which is 120 days before the anniversary of the date this proxy statement will be released to stockholders. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s annual meeting, then the deadline will be a reasonable time before we begin to print and send our proxy materials.
Stockholders are also advised to review our amended and restated bylaws, which contain additional requirements relating to stockholder proposals and director nominations, including who may submit them and what information must be included.
Our principal executive offices are currently located at 2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052.
If a stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or, if you share an address with another of our stockholders and are receiving multiple copies of annual reports and proxy statements but only wish to receive a single copy of such materials, you may:
•if you are a stockholder of record, direct your written request to our transfer agent, Equiniti Trust Company, LLC (in writing: Attn: Proxy Dept., 6201 15th Avenue, Third Floor, Brooklyn, NY 11219, U.S.A.; or by telephone: in the United States, 1-800-PROXIES (1-800-776-9437) and outside the United States, 1-718-921-8500); or
•if you are not a stockholder of record, notify your broker.
We will promptly deliver, upon request, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our transfer agent if you are a stockholder of record, using the contact information provided above.
OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC is available without charge upon written request to: Corporate Secretary, c/o Ontrak, Inc., 2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052.

2023 ANNUAL MEETING OF STOCKHOLDERS OF

ONTRAK, INC.

September 28, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/250638678 (password: ontrak2023) and be sure to have available the control number.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.equiniti.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:
The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2022 are available at the following website:
https://ontrakhealth.com/investors/financial-information/

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.

20330000000000000100 7 092823

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three directors, each to serve for a one-year term expiring at the Company's 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified.

NOMINEES:

☐ FOR ALL NOMINEES
○ Richard A.Berman
○ Michael Sherman
○ James M. Messina

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of EisnerAmper LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.	☐	☐	☐

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL NO. 1, AND "FOR" PROPOSAL NO. 2 AS MORE SPECIFICALLY DESCRIBED IN THE COMPANY'S PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS, POSTPONEMENTS OR CONTINUATIONS THEREOF.

RECEIPT OF NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED, AND THE TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PROXY. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN FOR SAID MEETING OR ANY AND ALL ADJOURNMENTS, POSTPONEMENTS AND CONTINUATIONS THEREOF.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

ONTRAK, INC.

2200 Paseo Verde Parkway, Suite 280
Henderson, NV 89052

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 28, 2023, AT 10:00 A.M. (PACIFIC TIME), AND ANY POSTPONEMENT, CONTINUATION OR ADJOURNMENT THEREOF

The shares of common stock you hold in your account will be voted as you specify on the reverse side of this proxy card. If no choice is specified, the proxy will be voted "FOR" the election of all the nominees listed in Proposal No. 1, and "FOR" Proposal No. 2, as described on the reverse side of this proxy card.

By signing this proxy, the undersigned hereby appoints Brandon H. LaVerne as attorney and proxy of the undersigned, with full power of substitution, to vote all of the shares of common stock of Ontrak, Inc. which the undersigned may be entitled to vote at the 2023 Annual Meeting of Stockholders of the Company to be held virtually at https://web.lumiagm.com/250638678 (password: ontrak2023), on Thursday, September 28, 2023, at 10:00 a.m. (Pacific Time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting and any postponements, continuations or adjournments of the meeting.

(Continued and to be signed on the reverse side.)

1.1 14475